CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties

Announces Acquisition of Mrs. Baird’s Distribution Facility

New York, New York, July 11, 2012 – American Realty Capital Properties, Inc. (NASDAQ: ARCP) (the “Company”) announced today that it closed on the acquisition of the fee-simple interest in a Mrs. Baird’s distribution facility located in Dallas, Texas with 75,050 rentable square feet, at a purchase price of approximately $6.2 million, exclusive of closing costs.

The Mrs. Baird’s distribution facility is 100% leased to and guaranteed by Bimbo Bakeries USA, Inc., a wholly owned subsidiary of Grupo Bimbo SAB de CV. The net lease has a 15-year term, with approximately 5 years remaining.

“We are excited with the execution of this acquisition,” commented Nicholas S. Schorsch, the Company’s Chairman and Chief Operating Officer. “The Mrs. Baird’s facility adds to our portfolio’s tenant mix and geographic diversification. Since June, we have closed on 22 previously disclosed properties and have entered into an additional contract for a Reckitt Benckiser property. Our recent acquisitions increase the total size of our portfolio to approximately $216.5 million, comprised of 119 properties.”

Important Notice

American Realty Capital Properties, Inc. is a publicly traded Maryland corporation listed on The NASDAQ Capital Market that intends to qualify as a real estate investment trust focused on owning and acquiring single-tenant, freestanding commercial properties generally subject to net leases with high credit quality tenants. Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different.